Exhibit 99.1

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January 29, 2019

PG&E Files for Reorganization Under Chapter 11

PG&E Committed to Providing Safe and Reliable Energy, Aiding Restoration and Rebuilding

Efforts, and Working Together with Customers, Regulators and Community Leaders to Address Wildfire Threat

Seeks Court Approval to Access $5.5 Billion in Debtor-in-Possession Financing

to Support Operations and Ongoing Safety Initiatives

San Francisco, Calif.–PG&E Corporation (NYSE: PCG) and its primary operating subsidiary, Pacific Gas and Electric Company (the “Utility”), today filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code in the United States Bankruptcy Court for the Northern District of California.

Throughout the forthcoming process, PG&E remains committed to:

•	Delivering safe and reliable electric and natural gas service to customers;

•	Continuing to make critical investments in system safety and maintenance;

•	Supporting the orderly, fair and expeditious resolution of its liabilities resulting from the 2017 and 2018 wildfires;

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Working with customers, civic leaders, regulators, policymakers, the financial community and other key stakeholders to consider alternatives to provide for the safe delivery of natural gas and electricity and new safety solutions in an environment challenged by climate change; and

•	Assisting our customers and communities impacted by wildfires in Northern California. PG&E’s restoration and rebuilding efforts will continue.

“Our most important responsibility is and must be safety, and that remains our focus. Throughout this process, we are fully committed to enhancing our wildfire safety efforts, as well as helping restoration and rebuilding efforts across the communities impacted by the devastating Northern California wildfires. We also intend to work together with our customers, employees and other stakeholders to create a more sustainable foundation for the delivery of safe, reliable and affordable service in the years ahead. To be clear, we have heard the calls for change and we are determined to take action throughout this process to build the energy system our customers want and deserve,” said John R. Simon, PG&E Corporation Interim CEO.

In conjunction with the filings, PG&E also filed a motion seeking interim and final approval of the Court to enter into an agreement for $5.5 billion in debtor-in-possession (DIP) financing with J.P. Morgan, Bank of America, Barclays, Citi, BNP Paribas, Credit Suisse, Goldman Sachs, MUFG Union Bank and Wells Fargo acting as joint lead arrangers. PG&E expects the Court to act on an interim basis on the DIP motion in the coming days. The DIP financing, when approved, will provide PG&E with necessary capital to ensure essential maintenance and continued investments in safety and reliability for the expected duration of the Chapter 11 cases.

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“Through this process, we will prioritize what matters most to our customers and the communities we serve – safety and reliability. We believe that this process will make sure that we have sufficient liquidity to serve our customers and support our operations and obligations,” Mr. Simon said.

“I know that our 24,000 dedicated employees remain steadfastly focused on delivering safe and reliable natural gas and electric service for the 16 million people across our service area,” said Mr. Simon. “Each day I see the hard work and resilience of our team, and I thank them for their continued dedication to working safely and delivering for our customers.”

As part of the filings, PG&E also filed various motions with the Court in support of its reorganization, including requesting authorization to continue paying employee wages and providing healthcare and other benefits. In the filings, PG&E also asked for authority to continue existing customer programs, including low income support, energy efficiency and other programs supporting customer adoption of clean energy. PG&E expects the Court to act on these requests in the coming days. PG&E also intends to pay suppliers in full under normal terms for goods and services provided on or after the filing date of January 29, 2019.

In order to help support the Company through the reorganization process, PG&E has appointed James A. Mesterharm, a Managing Director at AlixPartners, LLP (“AlixPartners”) and an authorized representative of AP Services, LLC (“APS”), to serve as Chief Restructuring Officer. In addition, PG&E appointed John Boken also a Managing Director at AlixPartners and an authorized representative of APS, to serve as Deputy Chief Restructuring Officer. Mr. Mesterharm, Mr. Boken and their colleagues at AlixPartners will continue to assist PG&E with the reorganization process and related activities.

Tubbs Fire

On January 24, 2019, CAL FIRE released the results of its investigation of the 2017 Tubbs Fire, which concluded that PG&E equipment did not cause the fire. The comprehensive analysis underlying PG&E’s decision to pursue reorganization under Chapter 11, conducted with the assistance of independent legal and financial advisors, took into account PG&E’s longstanding belief based on available evidence that its equipment did not cause the Tubbs Fire. As such, PG&E continues to believe that the Chapter 11 process will facilitate the orderly, fair and expeditious resolution of the liabilities that have arisen and will continue to arise in connection with the 2017 and 2018 Northern California wildfires.

Additional Resources

Additional resources for customers and other stakeholders, and other information on PG&E’s filings, can be accessed by visiting PG&E’s restructuring website at www.pge.com/reorganization. Court filings and other documents related to the Chapter 11 process in the U.S. are available on a separate website administered by PG&E’s claims agent, Prime Clerk, at https://restructuring.primeclerk.com/pge. Information is also available by calling 844-339-4217 (toll-free in the U.S.) or 1-929-333-8977 (for parties outside the U.S.), as well as by emailing pgeinfo@primeclerk.com.

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Advisors

Weil, Gotshal & Manges LLP and Cravath, Swaine & Moore LLP are serving as PG&E’s legal counsel, Lazard is serving as its investment banker and AlixPartners, LLP is serving as the restructuring advisor to PG&E.

About PG&E Corporation

PG&E Corporation (NYSE: PCG) is a holding company headquartered in San Francisco. It is the parent company of Pacific Gas and Electric Company, an energy company that serves 16 million Californians across a 70,000-square-mile service area in Northern and Central California. Each of PG&E Corporation and the Utility is a separate entity, with distinct creditors and claimants, and is subject to separate laws, rules and regulations. For more information, visit http://www.pgecorp.com. In this press release, they are together referred to as “PG&E” or the “Company.”

Cautionary Statement Concerning Forward-Looking Statements

This press release includes forward-looking statements that are not historical facts, including statements about the beliefs, expectations, estimates, future plans and strategies of PG&E Corporation and the Utility. These statements are based on current expectations and assumptions, which management believes are reasonable, and on information currently available to management, but are necessarily subject to various risks and uncertainties. In addition to the risk that these assumptions prove to be inaccurate, factors that could cause actual results to differ materially from those contemplated by the forward-looking statements include factors disclosed in PG&E Corporation and the Utility’s annual report on Form 10-K for the year ended December 31, 2017, their quarterly reports on Form 10-Q for the quarters ended March 31, 2018, June 30, 2018, and September 30, 2018, and their subsequent reports filed with the SEC. Additional factors include, but are not limited to, those associated with the Chapter 11 cases, PG&E Corporation and the Utility’s filing for relief under Chapter 11, and the timing and outcome of the investigation into the cause of the 2018 Camp fire. PG&E Corporation and the Utility undertake no obligation to publicly update or revise any forward-looking statements, whether due to new information, future events or otherwise, except to the extent required by law.